Exhibit 99.1

MAXWELL RESOURCES BRINGS GAS WELL ONLINE

Well is flowing on schedule and above anticipated performance

DALLAS, TEXAS, October 21, 2015 (GLOBE NEWSWIRE) -- Maxwell Resources, Inc. (MAXE -- OTC Pink), an Oil and Gas company located in Dallas, TX, announced today that it has followed through on their commitment to bring first of 3 gas wells online.

Construction of the rework project on SGG #1 well in Houston County, Texas began as forecasted on October 1st, 2015. With a coordinated effort of field personal, engineering consultants, and Maxwell Management team, the SGG gas well was connected to the gas buyer transmission line at noon on Tuesday October 13, 2015.

Upon uncapping the well, SGG #1 showed positive indications of being a very strong well. The initial pressure was extremely high while the crew worked around the clock to bring this pressure down to the levels required for connecting into the transmission pipeline. The team was successful and levels of flow are currently strong and sustainable.

“In the 24-hours prior to this release, the well flow resulted in sales of 883 mcf natural gas on a 12/64” choke at 1500 psi flowing tubing pressure. Today, the well is on a 16/24” choke 1350 psi flowing tubing pressure, resulting in an instantaneous sales rate of 782 mcf natural gas per day. While the final stabilized rate is unknown, the well is flowing into an 800 psi sales line without compression assistance. Our engineering consultants along with the Maxwell Resources team are excited by these initial findings and will continue to consistently monitor and adjust flow conditions in an effort to maximize the production and efficiency of the well.” Mike Edwards, Chief Executive Officer.

The Maxwell field personal has now relocated to the Temple #1 well to focus their efforts and attention to bring this well along with the Hinchen #2 online. Per the planned construction schedule, the additional 2 wells will be online by early November 2015.

Maxwell continues its relentless pursuit of success by locating and developing oil and gas properties to build shareholder value.

About Maxwell Resources, Inc.

Maxwell Resources, Inc. is a publicly traded oil and gas company located in Dallas, Texas. Maxwell is focused on locating, acquiring, and developing low risk, high return potential oil and gas projects in East Texas, South Texas and is prospecting in the Raton Basin Area of North Eastern New Mexico, where Maxwell currently owns a 5-year hard mineral lease.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Mike Edwards

CEO

medwards@maxwellre.com

www.maxwellre.com